EXHIBIT 11

                    INDEPENDENCE HOLDING COMPANY
                  Computation of Per Share Earnings
              (In Thousands, Except Per Share Amounts)

                             THREE MONTHS ENDED    NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                                1999       1998       1999      1998
                             ------------------    -----------------
INCOME:
  Net income................$  2,520   $  2,688   $  7,675  $  8,126
                             =======    =======    =======   =======
SHARES:
  Weighted average common
   shares outstanding.......   7,198      7,418      7,289     7,428
                             =======    =======    =======   =======
BASIC INCOME PER SHARE:
 Net income per share.......$    .35   $    .36   $   1.05  $   1.09
                             =======    =======    =======   =======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of
   options..................$  2,427   $  2,533   $  3,341  $  2,533
  Tax benefit from assumed
   exercise of options......     614        809        697       910
  Repurchase of treasury
   stock at the average
   market price per share of
   $11.52, $12.95, $12.14
   and $13.74, respectively.. (3,041)    (3,342)    (4,038)   (3,443)
                             -------    -------    -------   -------
  Assumed balance to be
   reinvested...............$      -  $       -   $      -  $      -
                             =======    =======    =======   =======
SHARES:
 Weighted average shares
  outstanding...............   7,198      7,418      7,289     7,428
 Shares assumed issued
  for options...............     368        379        444       379
 Treasury stock assumed
  purchased.................    (264)      (258)      (333)     (250)
                             -------    -------    -------    ------
 Adjusted average shares
 outstanding................   7,302      7,539      7,400     7,557
                             =======    =======    =======    ======
DILUTED INCOME PER SHARE:
 Net income per share.......$    .35  $     .36   $   1.04  $   1.08
                             =======    =======    =======   =======
(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.